Exhibit 10.11

February 8, 2002

Mr. John C. Todd
978 Plum Tree Road
Fox River Grove, IL  60021

Dear John,

This letter will extend an offer of employment to join our firm as Managing Director of the Wealth Management division, headquartered in our downtown Milwaukee office. This position reports to John Mulherin, President and CEO of Ziegler.

  o  Compensation
     You will receive an annual base salary of $150,000 paid on a semi-monthly basis.

  o  Incentive Bonus
     You will be eligible to receive an incentive bonus that is paid annually, in March. Attainment of this bonus will depend on your achievements in the areas of recruiting, production and direct profit. The recruiting and production components of this bonus are targeted to specific dollar amounts, while the bonus for direct profitability contains no limit or cap. Depending on the results achieved, you may earn all, or a portion of the targeted bonus amount for recruiting and production. The direct profit bonus arrangement provides you with the opportunity for an unlimited bonus amount. As an example, should you attain the 2002 goals for recruiting, production and direct profit, your incentive bonus would $100,000 giving you a total compensation of $250,000. Attaining the recruiting and production goals while exceeding the direct profit goal would produce total compensation greater than this amount.

     Further details of this plan are found on the attached sheet entitled, "Wealth Management Incentive Bonus Plan". Goals for this incentive will be adjusted annually.

  o  Ziegler Incentive Deferral Plan
     The Ziegler Incentive Deferral Plan has been implemented for key contributors and senior management. The Plan is comprised of two components, Mandatory and Voluntary Deferral. The specific plan information will be sent to you.

  o  Stock Options
     You will receive 2,000 stock options. The strike price for these options will be set at the closing market price on the date of the grant.

     Vesting of Options

               Number of Completed Years                % of Shares Becoming
               Of Continuous Employment                 Exercisable Under
               After the Date of Option Grant           The Option

               Less than 1 year                         Zero
               At least 1 but less than 2               33 1/3%
               At least 2 but less than 3               66 2/3%
               At least 3 years                         100%

  o  Relocation
     You will be reimbursed for usual moving expenses provided under the Ziegler Relocation policy. These expenses will be subject to review by Gary Engle, Chief Administrative Officer.

  o  Change in Control
     You will receive 6 months continuation of your base salary and your options will vest completely should there be a "Change in Control" within the first three years. "Change in Control" means: (a) a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or in connection with the acquisition by the Company of a business filing reports under Section 13 or 15(d) of the Securities Exchange Act of 1934; or (b) the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12 month period; or (c) a merger or consolidation by the Company with or into any other corporation or entity such that the Company's shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power.

  o  Benefits
     During your employment with Ziegler, you will be eligible for benefits including, but not limited to those listed in the Employee Benefits Summary dated 2/17/99. This includes a 401(k) Plan, Profit Sharing, Health Care, Dental, Short and Long-term Disability, Life Insurance, Business Travel, paid Holidays and Vacation.

This offer is dependent on completion of reference and compliance checking, which are part of our standard pre-employment processing. In addition, it is expected that you will obtain Series 7 and Series 24 licenses within the first 90 days of employment.

John, we believe this is an outstanding opportunity for you and you will bring tremendous leadership, vision and energy to our Wealth Management division.

Sincerely,

John J. Mulherin
President & CEO

cc:  Barbara Bluemel, AVP-Human Resources
     Gary Engle, Chief Administration Officer

                         Confirmation of Accepted Offer
(Please return one copy to Ziegler Human Resources and retain the other for your files)

     Name:       /s/ John C. Todd            Date:        3/1/02
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